GVI SECURITY SOLUTIONS, INC.


                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-122314


                           PROSPECTUS SUPPLEMENT NO. 1
                      (To Prospectus dated April 20, 2005)

      This is a prospectus supplement to our prospectus dated April 20, 2005 relating to the resale from time to time by selling stockholders of up to 61,681,351 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and convertible securities. On May 17, 2005, we filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 with respect to our 10-QSB for the period ended March 31, 2005. The text of the Form 12b-25 is attached to and a part of this prospectus supplement.

      This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         The securities offered by the prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 3 of the prospectus in determining whether to purchase the Common Stock.

             The date of this prospectus supplement is May 17, 2005.


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number: 000-21295
                            CUSIP Number: 36242E 10 1

                           NOTIFICATION OF LATE FILING

|_|Form 10-KSB |_|Form 20-F |_|Form 11-K |X|Form 10-QSB |_|Form N-SAR

For Period Ended: March 31, 2005


[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


                                     PART I
                             REGISTRANT INFORMATION

              Full name of registrant: GVI Security Solutions, Inc.
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                           Former name if applicable:

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           Address of principal executive office (Street and number):
                       2801 Trade Center Drive - Suite 120

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                            City, state and zip code
                             Carrollton, Texas 75007

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                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    | (a) The reasons described in reasonable detail in Part III of this form
    | could not be eliminated without unreasonable effort or expense;
    |
    | (b) The subject annual report, semi-annual report, transition report on
    | Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on [X] | or before the 15th calendar day following the prescribed due date; or the
    | subject quarterly report or transition report on Form 10-QSB, or portion
    | thereof will be filed on or before the fifth calendar day following the
    | prescribed due date; and
    |
    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) | has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

       The Registrant's Form 10-QSB for the period ended March 31, 2005 could not be filed within the prescribed time period because the Registrant was unable to complete the preparation for filing of Item 1, Financial Statements, and Item 2, Management's Discussion and Analysis, prior to the close of business on May 16, 2005. Accordingly, the Registrant could not prepare and file the Form 10-QSB without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

                     Nazzareno Paciotti (972) 245-7353 x2416

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    [X] Yes    [  ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [X] Yes    [  ] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The Registrant had revenues of approximately $14,989,000 and a net loss of approximately $(269,000) in the three months ended March 31, 2004, and expects to report revenues of approximately $23,941,000, and a net loss of approximately


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$(508,000) for the three months ended March 31, 2005. The increased net loss is primarily attributable to a decrease in gross profit as a percentage of revenues from 16.7% for the three months ended March 31, 2005 to approximately 14% for the three months ended March 31, 2005, and an increase of approximately $1,000,000 in selling, general and administrative expenses during the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

      The decrease in gross profits as a percentage of revenue during the three month period ended March 31, 2005 is attributable to (i) increased tech support, warranty and freight costs during the period, and (ii) a greater increase in sales of our retail products, for which our mark-up is limited to 8% under our agreement with our exclusive distributor of retail products, relative to the increase in sales of our higher margin professional products during the period.

      The increase in selling general and administrative costs for the three months ended March 31, 2005 reflects public company costs and increased salaries associated with new hires for the full period; these costs were incurred for only a portion of the three month period ended March 31, 2004, the quarter in which the reverse merger was effected and our Enterprise Solutions Group was established.


                          GVI SECURITY SOLUTIONS, INC.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



      May 16, 2005                         /s/ Nazzareno Paciotti
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          Date                 Nazzareno Paciotti, Chief Executive Officer and
                                           Chief Financial Officer